Exhibit 10.5

July 18, 2002

Sean Spector

14376 Millbrook Dr.

Sherman Oaks, CA 91423

Dear Sean:

On behalf of GameFly, Inc. (the “Company”), I am pleased to offer you the full time position of President, Chief Operating Officer, Chief Financial Officer and Vice President, Business Development of the Company.

The terms of your new position with the Company are as set forth below:

1.             Position.

a.       You will become the President, Chief Operating Officer, Chief Financial Officer and Vice President, Business Development of the Company, working out of the Company’s headquarters office in Santa Monica, California. You will report to the Company’s Chief Executive Officer.

b.      You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company. During the term of your employment, you further agree that you will devote all of your business time and attention to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company’s Board of Directors, and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Nothing in this letter agreement will prevent you from accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations, or from owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange.

2.             Start Date. Subject to fulfillment of any conditions imposed by this letter agreement, you will commence this new position with the Company as of July 18, 2002.

3.             Proof of Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

4.             Compensation. You will be paid a monthly salary of $5,000 which is equivalent to $60,000 on an annualized basis; provided, however, upon the initial closing of the Company’s next equity financing following the Company’s Series A financing that involves the issuance and sale of the Company’s equity securities in a single transaction or a series of related transactions yielding gross proceeds to the Company of at least $2,000,000 in the aggregate, you will be paid a monthly salary of $10,000 which is equivalent to $120,000 on an annualized basis. Your salary will be payable pursuant to the Company’s regular payroll policy (or in the same manner as other similarly situated employees of the Company). Your base salary will be reviewed annually as part of the Company’s normal salary review process.

5.             Stock Purchase Right. In connection with the commencement of your employment, the Company will recommend that the Board of Directors offer you the right to purchase 1,625,000 shares of the Company’s Common Stock (the “Shares”) at a per share purchase price equal to the fair market value on the date of grant. 237,250 of the Shares will be fully vested on your Vesting Commencement Date (as defined in the your Common Stock Purchase Agreement) and the remaining shares will vest monthly thereafter at the rate of 1/48 of the total number of Shares at the end of each full month thereafter. Vesting will, of course, depend on your continued employment with the Company. The Shares will be subject to the terms of a Common Stock Purchase Agreement between you and the Company. In the event you are involuntarily terminated without Cause (as defined below) or you voluntarily terminate your own employment with the Company for Good Reason (as defined below), then 25% of the total Shares shall immediately vest on such termination date. In the event you are involuntarily terminated without Cause (as defined below) in connection with or following a Change in Control (as defined below), or you voluntarily terminate your own employment with the Company for Good Reason (as defined below) in connection with or following a Change in Control, then 50% of the total Shares shall immediately vest on such termination date.

For purposes of this letter agreement, “Cause” shall mean: (i) your willful failure substantially to perform your duties and responsibilities to the Company or deliberate violation of a Company policy; (ii) your commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company; (iii) unauthorized use or disclosure by you of any proprietary information or trade secrets of the Company or any other party to whom the you owe an obligation of nondisclosure as a result of your relationship with the Company; or (iv) your willful breach of any of your obligations under any written agreement or covenant with the Company.

For purposes of this letter agreement, “Good Reason” for your resignation will exist if you resign in writing within 60 days after the occurrence of any of the following without your written consent: (i) any material reduction in your cash compensation; or (ii) any material reduction in your benefits; or (iii) any material breach of any of the provisions of your Common Stock Purchase Agreement; or (iv) a material reduction in your duties and responsibilities with respect to the Company; or (v) relocation of your place of employment to a place that is more than fifty miles from the previous Company location.

For purposes of this letter agreement, “Change of Control” means a sale of all or substantially all of the Company’s assets, or any merger or consolidation of the Company with or into another corporation other than a merger or consolidation in which the holders of more than 50% of the shares of capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by the voting securities remaining outstanding or by their being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company, or such surviving entity, outstanding immediately after such transaction.

6.             Stock Options. Subject to the discretion of the Company’s Board of Directors, you may be eligible to receive grants of stock options or purchase rights from time to time in the future, on such terms and subject to such conditions as the Board of Directors shall determine as of the date of any such grant.

7.             Benefits.

a.                Insurance Benefits. The Company will provide you with the opportunity to participate in the standard benefits plans currently available to other similarly situated employees subject to any eligibility requirements imposed by such plans.

b.                Vacation; Sick Leave. You will be entitled to 15 days paid vacation per year, pro-rated for the remainder of this calendar year. Vacation accrues according to the Company’s regular vacation accrual policy available to other similarly situated employees. Vacation may not be taken before it is accrued. In addition, you will be entitled to take up to 5 sick days per calendar year.

8.             Severance Benefit. You will be entitled to receive benefits upon termination of your employment with the Company as described below. Your entitlement to these severance benefits will be conditioned upon your execution and delivery to the Company of (i) a general release of all claims, and (ii) a resignation from all of your positions with the Company.

If your employment is involuntarily terminated by the Company for any reason other than Cause or if you resign your employment for Good Reason, you will be entitled to receive a severance benefit equal to 6 months of your then-current base salary. This severance benefit will be paid over the 6-month period following your termination date on the Company’s normal payroll dates. In addition, during the severance period, the Company will reimburse you for the expenses you incur in continuing your medical coverage under COBRA, provided that you make a timely election for such continued coverage.

9.             Confidential Information and Invention Assignment Agreement. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Confidential Information and Invention Assignment Agreement, a copy of which is enclosed for your review and execution (the “Confidentiality Agreement”), prior to or on your Start Date.

10.           At-Will Employment. Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability.

[Signature Page Follows]

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the Confidentiality Agreement. This letter, together with the Confidentiality Agreement, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

Very truly yours,		ACCEPTED AND AGREED:

GAMEFLY, INC.		SEAN SPECTOR

By:	/s/ Edward Lenk	/s/ Sean Spector
Signature

Title:	CEO	July 18, 2002
Date

Attachment A: Confidential Information and Invention Assignment Agreement

Attachment A
Confidential Information and Invention Assignment Agreement

ADDENDUM TO LETTER AGREEMENT

The following shall constitute an Addendum to the Letter Agreement between Sean Spector and GameFly, Inc. (the “Company”) and is dated July 23, 2002.

RECITALS

A.                                   The Company and Mr. Spector entered that certain Letter Agreement, dated July 18, 2002, a copy of which is attached hereto as Exhibit A.

NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions hereinafter set forth, the parties hereto mutually agree as follows:

1.                                       Amendment of Letter Agreement. Effective as of the date hereof, Section 5 of the Letter Agreement shall be amended to read in its entirety as follows:

“5.                                 Stock Purchase Right.  In connection with the commencement of your employment, the Company will recommend that the Board of Directors offer you the right to purchase 1,625,000 shares of the Company’s Common Stock (the “Shares”) at a per share purchase price equal to the fair market value on the date of grant. 237,250 of the Shares will be fully vested on your Vesting Commencement Date (as defined in the your Common Stock Purchase Agreement) and the remaining shares will vest monthly thereafter at the rate of 1/48 of the total number of Shares at the end of each full month thereafter. Vesting will, of course, depend on your continued employment with the Company. The Shares will be subject to the terms of a Common Stock Purchase Agreement between you and the Company. In the event you are involuntarily terminated without Cause (as defined below) or you voluntarily terminate your own employment with the Company for Good Reason (as defined below), then 25% of the total Shares shall immediately vest on such termination date. In the event you are involuntarily terminated without Cause (as defined below) in connection with or within 18 months following a Change in Control (as defined below), or you voluntarily terminate your own employment with the Company for Good Reason (as defined below) in connection with or within 18 months following a Change in Control, then 50% of the total Shares shall immediately vest on such termination date.

For purposes of this letter agreement, “Cause” shall mean: (i) your willful failure substantially to perform your duties and responsibilities to the Company or deliberate violation of a Company policy; (ii) your commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company; (iii) unauthorized use or disclosure by you of any proprietary information or trade secrets of the Company or any other party to whom the you owe an obligation of nondisclosure as a result of your relationship with the Company; or (iv) your willful breach of any of your obligations under any written agreement or covenant with the Company.

For purposes of this letter agreement, “Good Reason” for your resignation will exist if you resign in writing within 60 days after the occurrence of any of the following without your written consent: (i) a reduction in your cash compensation by more than 20% (other than a reduction that is applicable to all other executive officers of the Company); or (ii) a material reduction in your duties and responsibilities with respect to the Company; or (iii) relocation of your place of employment to a place that is more than fifty miles from the previous Company location.

For purposes of this letter agreement, “Change of Control” means a sale of all or substantially all of the Company’s assets, or any merger or consolidation of the Company with or into another corporation other than a merger or consolidation in which the holders of more than 50% of the shares of capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by the voting securities remaining outstanding or by their being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company, or such surviving entity, outstanding immediately after such transaction.”

2.                                       Entire Agreement. Section 5 of the Letter Agreement is modified in its entirety by the provisions of this Addendum. Except as so modified, the Letter Agreement shall remain in full force and effect. In the event of any conflict between this Addendum and the Letter Agreement, this Addendum shall govern. This Addendum and the Letter Agreement, with the exhibits attached thereto, constitute the entire agreement between Mr. Spector and the Company regarding the terms and conditions of the Letter Agreement. This Addendum supersedes all prior negotiations, representations or agreements between Mr. Spector and the Company, whether written or oral, concerning the modifications in the Letter Agreement.

[SIGNATURE PAGES FOLLOW]

2

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be duly executed as of the day and year written below.

GameFly, Inc.

By:	/s/ Edward C. Lenk
Edward C. Lenk
Chief Executive Officer

Date: July 23, 2002

Sean Spector

/s/ Sean Spector
Sean Spector

Date: July 23, 2002

SIGNATURE PAGE TO ADDENDUM TO
LETTER AGREEMENT

EXHIBIT A

LETTER AGREEMENT

December 9, 2008

Sean Spector

17117 Strawberry Drive

Encino, CA 91436

Re:                     OFFER LETTER

Dear Sean:

You and GameFly, Inc. (the “Company”) signed an offer letter, dated July 18, 2002, as amended by an addendum, dated July 23, 2002 (collectively, the “Offer Letter”). This letter agreement amends the Offer Letter in order for the cash severance payments under the Offer Letter to be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and to reflect your current position with the Company as Senior Vice President of Business Development and Content. Except as otherwise amended in this letter agreement, the Offer Letter remains in full force and effect.

Specifically, this letter agreement amends and restates Section 8 of the Offer Letter to read in its entirety as follows:

8.                                       Severance Benefit. If you experience an Involuntary Termination (as defined below), provided that you satisfy the Conditions (as defined below) within the Deadline (as defined below), you will receive continued payment of your base salary at the rate then in effect and the Company will reimburse your COBRA premiums for a period of six (6) months. As a condition to receiving such salary continuation payments and reimbursement of COBRA premiums described in this paragraph, you will be required to execute a general release of all claims in the form prescribed by the Company (the “Release”) and return all Company property (collectively, the “Conditions”), in each case within thirty (30) days following the Separation (the “Deadline”). The salary continuation payments will be paid in accordance with the Company’s regular payroll schedule at the same payment rate as was in effect on the Separation (as defined below) date, commencing on the Company’s first regular payroll date following the last day of the Deadline. The Company’s reimbursement of your COBRA premiums will apply retroactively to the first date on which you lost health care coverage as an employee of the Company.

For all purposes under this letter agreement, “Involuntary Termination” means that you experience an involuntary separation, as defined in Treasury Regulation 1.409A-1(h) (“Separation”), by the Company for a reason that is other than for Cause, death or Permanent Disability (as defined below) or by you for Good Reason (as defined below).

For all purposes under this letter agreement, “Permanent Disability” means your inability to perform the essential functions of your position with or without reasonable accommodation for a period of one hundred twenty (120) consecutive days because of your physical or mental impairment.

For all purposes under this letter agreement, “Good Reason” means: (i) any material reduction of your base compensation from that which was in effect immediately prior to the reduction (other than a reduction that is applicable to all other executive officers of the Company), (ii) a material reduction in your duties and responsibilities with respect to the Company, or (iii) the relocation of your place of employment to a place that is more than fifty (50) miles from the previous Company location. Notwithstanding the foregoing, the conditions described in this paragraph will constitute “Good Reason” only if (i) you give the Company written notice of one of the conditions described in this paragraph within thirty (30) days after the condition comes into existence; (ii) the Company fails to remedy such condition within fifteen (15) days after receiving your written notice; and (iii) after the Company’s failure to remedy such condition within the previously described fifteen (15)-day period, you resign in writing from the Company within sixty (60) days after such condition has come into existence without your consent.

For purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each salary continuation payment that is paid as severance pay, as described above, is hereby designated as a separate payment. Notwithstanding anything stated herein to the contrary, each of the salary continuation payments provided in connection with your Involuntary Termination is intended to be exempt from Code Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii) and to the extent it is exempt pursuant to such section, it will in any event be paid no later than the last day of your second (2nd) taxable year following the taxable year in which your Involuntary Termination has occurred; provided that, to the extent that any of such salary continuation payments and any other payments paid to you in connection with your Involuntary Termination does not qualify to be exempt from Code Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii) or otherwise exceeds the limit set forth in Treasury Regulation Section 1.409A-1(b)(9)(iii)(A) or any similar limit promulgated by the Treasury or the IRS, the portion of the salary continuation payments that does not qualify or otherwise exceeds such limit, as determined by the Company in its sole discretion, will be paid by no later than the fifteenth (15th) day of the third (3rd) month following the end of your first (1st) tax year in which your Involuntary Termination occurs, or, if later, the fifteenth (15th) day of the third (3rd) month following the end of the Company’s first (1st) tax year in which your Involuntary Termination occurs, as provided in Treasury Regulation Section 1.409A-1(b)(4).

Notwithstanding the above, if any of the salary continuation payments provided in connection with your Involuntary Termination does not qualify for any reason to be exempt from Code Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii) or Treasury Regulation Section 1.409A-1(b)(4) and you are deemed by the Company at the time of your Involuntary Termination to be a “specified employee,” as defined in Code Section 409A, each such salary continuation payment will not be made or commence until the date which is the first (1st) day of the seventh (7th) month after your Involuntary Termination and the installments that otherwise would have been paid during the first six (6) months after your Involuntary Termination will be paid in a lump

2

sum on the first (1st) day of the seventh (7th) month after your Involuntary Termination. Such deferral will only be effected to the extent required to avoid adverse tax treatment to you, including (without limitation) the additional twenty percent (20%) federal tax for which you would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral.

In addition, the definition of “Good Reason” set forth in this letter agreement will only apply with respect to Section 8 of the Offer Letter.

Lastly, to reflect your current position with the Company, wherever your initial position of “President, Chief Operating Officer, Chief Financial Officer and Vice President, Business Development” appears in the Offer Letter, it shall be replaced by your current position of “Senior Vice President of Business Development and Content”.

This amendment to the Offer Letter may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. To indicate your acceptance of this amendment to the Offer Letter, please sign and date this letter in the space provided below and return it to me.

Very truly yours,

GAMEFLY, INC.

	By:	/s/ David A. Hodess
(Signature)

Name: David Hodess

Title: President and CEO

ACCEPTED AND AGREED:

Sean Spector

/s/ Sean Spector
(Signature)

December 9, 2008
Date

3